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For Immediate Release
For Further Information Contact:
Therese Fergo, 301-608-9292
Email Therese@unither.com

                         UNITED THERAPEUTICS ANNOUNCES
                            STOCK REPURCHASE PROGRAM

Silver Spring, MD, December 5, 2000: United Therapeutics Corporation (Nasdaq:
UTHR) announced today that its Board of Directors approved a stock repurchase program of up to 3,000,000 shares of its outstanding stock over the next six months.

It is anticipated that these purchases will be made at management's discretion in the open market and/or through privately negotiated transactions, subject to market conditions. United Therapeutics further announced that some members of its Board of Directors and senior management also plan to make market purchases of the company's stock. There are approximately 20,185,000 shares of United Therapeutics common stock outstanding.

"Our board of directors and management believe that United Therapeutics' stock is substantially undervalued by the market and we decided to take advantage of this opportunity to capture some of this value for our continuing shareholders," said Martine Rothblatt, Chairman and CEO of United Therapeutics. "With approximately $230 million in cash, cash equivalents and investments, our financial position is sufficiently strong to allow for both this stock repurchase and our continued drug development program. The board's decision to initiate a stock repurchase program underscores our belief that United Therapeutics' shares are substantially undervalued and demonstrates our commitment to enhance shareholder value."

United Therapeutics is a biotechnology company focused on combating cardiovascular, inflammatory and infectious diseases with unique therapeutic products.

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